SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K


                         Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934



Date of Report (date of earliest event reported): November 8, 2000




                              AUDIOVOX CORPORATION
----------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)



         DELAWARE                    0-28839                   13-1964841
----------------------------      --------------       ----------------------
(State or other jurisdiction      (Commission          (I.R.S. Employer
 of Incorporation or              File Number)         Identification Number)
 organization)



150 Marcus Boulevard, Hauppauge, New York            11788
-----------------------------------------------------------------------------
(Address of principal executive offices)             (Zip Code)



Registrant's telephone number, including area code:(631) 231-7750
                                                   ----------------







                                Page 1 of 3 Pages
                            Exhibit Index on Page (2)

    Item 5.         Other Events.
                    ------------
               On November 8, 2000 Audiovox Corporation (the "Company") announced preliminary results for its fiscal fourth quarter and year ended November 30, 2000. A copy of the Press Release is filed as Exhibit 1 hereto. On November 8, 2000 at 4:30 p.m., the Company held a conference call and live Webcast to discuss the press release. The Company has prepared a transcript of that conference call, a copy of which is annexed hereto as Exhibit 2.


    Item 7.    Exhibits.
Exhibit 1.     Press release dated November 8, 2000.
Exhibit 2.     Transcript of conference call held on November 8, 2000
                at 4:30 p.m.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                           AUDIOVOX CORPORATION

Dated:  November 9, 2000                   BY:s/Charles M. Stoehr
                                           --------------------------------
                                                Charles M. Stoehr,
                                                Senior Vice President and
                                                Chief Financial Officer

Company Contacts:                             For Investor Relations Inquiries:
-----------------
C. Michael Stoehr                             Chris Fullam / Jeremy Stoehr
Audiovox Corporation                          PR 21 for Audiovox
(631) 231-7750                                (212) 299-3956 / (212) 299-8965



              AUDIOVOX CORPORATION COMMENTS ON EXPECTATIONS FOR ITS
                       FISCAL FOURTH QUARTER AND YEAR-END

             -- Provides Guidance on Outlook for Fiscal Year 2001 --

HAUPPAUGE, N.Y., November 8, 2000 -- Audiovox Corporation (Nasdaq: VOXX) announced today preliminary results for its fiscal fourth quarter and year ended November 30, 2000.

Revenues for fiscal year 2000 are tracking to approximately $1.7 billion, representing a 42% increase over $1.2 billion reported in the comparable year-ago period. Unit sales for the fiscal year are expected to be between 8.7 and 8.9 million, up 43% compared to 6.1 million reported for fiscal year 1999. The company expects digital units to be approximately 90% of total units sold for the fiscal fourth quarter and 79% for the fiscal year 2000 versus 61% and 45% for the corresponding 1999 periods, respectively.

John Shalam, President and Chief Executive Officer stated, "Fiscal year 2000 has been the best in our company's history with both profits and sales for the year up versus 1999 comparables. However, industry wide component shortages related to GSM and TDMA have impacted our target unit sales. In addition, due to the rapid shift from analog to digital technology, we have decided to withdraw from the analog business and take a reduction in the carrying value of our remaining analog inventories."

Fourth quarter 2000 revenue projections are between $485 and $520 million and cellular unit sales are expected to be between 2.4 - 2.7 million. The company expects earnings per share prior to the analog inventory cost reduction to be in the range of $0.44 to $0.47 per share compared to $0.56 per share for the year-ago quarter. Based on current market conditions, the company estimates the inventory cost reduction will be between $8.5 and $9.0 million or approximately $0.26 per share after tax.

For the fiscal year ending November 30, 2000, the company expects earnings per share to be in the range of $1.43 to $1.46 per share, excluding the charges associated with the analog inventory cost reduction, compared to $1.39 per share reported for fiscal year 1999. Earnings per share figures for fiscal year 1999 included a gain from the sale of 5% equity interest in ACC to Toshiba Corporation, resulting in a gain of $0.12 per share after tax, reported in the fiscal second quarter.


                                    Exhibit 1

Audiovox Corporation Comments on Expectations....
Page 2 of 2

Earnings per share estimates for the fiscal fourth quarter and year-end 2000 are based on 15% more shares outstanding as compared to 1999 as a result of the company's secondary equity offering in February 2000.

Shalam further stated, " Moving forward, our focus will be on expanding our digital product offerings in North America and abroad, achieving higher gross profit on digital units, while continuing our dominance of CDMA in the North American market. We expect fiscal 2001 sales to be in the range of $1.8-1.9 billion for fiscal year 2001 and earnings per share to be in the range of $1.65 to $1.70."

Philip Christopher, President and CEO of Audiovox Communications Corp. said, "We continue to increase our market share and are now one of the top two suppliers of CDMA technologies in North America. Orders for our digital and CDMA products remain strong and I believe this trend will continue. Our preliminary estimates for fiscal 2001 are for sales of between 10 and 10.5 million wireless handsets, which represents an increase of 45% in digital unit sales over fiscal 2000 comparables. In the balance of our fiscal fourth quarter and throughout 2001, we plan to sell the remaining analog units necessary to fulfill our contractual obligations."

There will be a conference call and live Webcast at 4:30 p.m. (EST) today to discuss today's announcement. The dial-in number is 1-877-300-8186 or you can access the Webcast at http://www.audiovox.com under "investor relations". Audiovox expects to report its fourth quarter and year-end results on January 17th, 2001 and will provide additional guidance for fiscal 2001 at that time.

Audiovox Corporation is an international leader in the marketing of wireless handsets, auto sound, vehicle security, mobile video systems, and consumer electronics products. The Company conducts its business through two subsidiaries and markets its products both domestically and internationally under its own brands. It also functions as an OEM (Original Equipment Manufacturer) supplier to several customers. For additional information, please visit Audiovox on the Web at http://www.audiovox.com.

Except for historical information contained herein, statements made in this release that would constitute forward-looking statements may involve certain risks such as our ability to keep pace with technological advances, significant competition in the wireless, mobile and consumer electronics businesses, quality and consumer acceptance of newly introduced products, our relationships with key suppliers and customers, market volatility, non-availability of product, excess inventory, price and product competition, new product introductions and other risks detailed in the Company's registration statement on Form S-3, dated February 2, 2000, in the Company's form 10K for the fiscal year ended November 30, 1999, and the 10Q for the fiscal quarter ended August 31st, 2000. These factors, among others may cause actual results to differ materially from the results suggested in the forward-looking statements.

                                      # # #


                                    Exhibit 1

                            Corporate Conference Call
                                November 8, 2000



Operator: Ladies and gentlemen, thank you for standing by. And welcome to the Audiovox Corporate conference call. At this time, all participants are in a listen only mode. Later, we will conduct a question and answer session. Instructions will be given at that time. If you should require assistance during the call, please depress zero, then star. And as a reminder, this conference is being recorded. I would now like to turn the conference over to our host, Mr. Glen Wiener, Vice President of Investor Relations. Please go ahead.

Glen Wiener: Thank you. Good afternoon. And thank you for joining us on today's conference call. Audiovox issued a press announcement at 4:00 this afternoon outlining its projections for its fiscal fourth quarter and year end ending November 30, 2000, as well as for fiscal year 2001. A copy of the release can be found on the company's web site at www.audiovox.com under press releases or you can contact Jeremy Stoehr at 212-299-8965 and one will be forwarded to you immediately. Participants may also listen to the conference call through the live webcast which can be found at the company's web address under the investor relations section.

Before getting started, I would briefly like to read the Safe Harbor language. Except for historical information contained herein, statements made on this conference call that would constitute forward looking statements may involve certain risks such as our ability to keep pace with technological advances, significant competition, the wireless, mobile and consumer electronics businesses, quality and consumer acceptance of our newly introduced products and our relationships with key suppliers and customers, market volatility, non availability of products, excess inventory, pricing and product competition, new product introductions, and other risks detailed on file on record with the Securities and Exchange Commission, most recently in the 10Q for the period ending May 30 and August 31, 2000 respectively.

These factors, among others, may cause actual results to differ materially from the results suggested in the forward-looking statements. At this time, I would like to turn the call over to John Shalam, Chairman, President and Chief Executive Officer. John Shalam.

John Shalam: Good afternoon. And thank you for joining us on today's conference call. This afternoon we issued a press announcement stating our estimates for our fourth fiscal quarter and year end 2000 and provided guidance for fiscal year 2001. I will briefly discuss some of the key trends impacting our business, as well as some of the growth opportunities we see in the marketplace in

                                    Exhibit 2

2001. Mike Stoehr, our Chief Financial Officer, will then walk you through our projected financials. Philip Christopher, CEO of our wireless subsidiary, ACC, will discuss the wireless business in detail. We will then open up the call for questions and answers.

Audiovox Corporation reported today that fiscal fourth quarter and year-end financials will be below current estimates based primarily on two factors. One, industry wide component shortages of TDMA and GSM technologies. And two, our strategic decision to withdraw from the analog business, resulting in a one time inventory cost reduction.

On our fiscal third quarter conference call, we stated that we expected fourth quarter results for 2000 to meet or exceed those reported in the fourth quarter 1999. This statement holds true both operationally and financially as unit sales and revenues exceeded those of last year. However, our earnings per share estimates are lower than originally anticipated.

I would like to note that outstanding shares in 2000 are approximately 15% greater than in 1999. We expect revenues for our fiscal fourth quarter to be between $485 and $520 million. This, based on cellular unit sales of between 2.4
- 2.7 million. For the full fiscal year, this equates to approximately $1.7 billion in revenue, an increase of 55% over the $1.1 billion reported last year. Earnings per share is expected to be in the range of 44 to 47 cents. And $1.43 to $1.46 for the fiscal fourth quarter and year end respectively, excluding the cost reduction on carrying value related to our inventory units.


I'd like to discuss the business environment and put this in perspective for you. There is no question that our fiscal year 2000 was the best in our company's history. Our growth in CDMA was unparalleled in the industry. However, our international expansion has been slower than anticipated. We projected selling one million GSM and 300,000 TDMA handsets for the year. However, through the first 11 months, GSM and TDMA collectively were only 236,000 units.

Additionally in our 10Q filings of the past two quarters, we discussed the possibility of taking a cost reduction for our analog inventories. In the fourth quarter, we anticipate taking an inventory cost reduction of between $8.5 and $9 million or 26 cents per share. Philip will discuss the analog environment with you in greater detail. I am now going to turn the call over to Mike to discuss our financial performance. Michael?

Mike Stoehr: Thank you John. Good afternoon everyone. As John mentioned, sales for the fourth quarter are anticipated to be in the range of $485 million or $520 million. This is an increase of 18 or 26 percent. Consolidated gross profit margins in the fourth quarter is estimated to be in the 9.2% to 9.4% range. The wireless group estimate is between 7 and 7.1% and AE is 20 to 22 percent.

Within our overhead, as you can see, there are no major changes. In fact, our interest expense continues to climb as our assets are turning faster. Unit sales for the quarter are estimated between 2.4 million and 2.7 million units. Digital units are anticipated to increase 88 to 90% from last year. But this was offset by 70% decline in analog. EPS will range between 44 and 47 cents a share on

                                    Exhibit 2

15% more shares outstanding.  This is before inventory charge.

During the last several quarters, we've been monitoring the change in demand for analog product verus digital. The buying was curtailed and steps are being taken to sell the remaining inventory. In anticipation of these sales, the analog inventory carrying value is being reduced by approximately 8.5 to 9 million pretax, which represents a 25% reduction in carrying value and an anticipated after tax charge of 26 cents. The company will be profitable after this charge for the quarter. This charge also has no impact on any of our borrowing facilities or credit arrangements. Fiscal revenue is estimated to be close to
1.7 billion with EPS prior to inventory charges of $1.43 to $1.46 versus $1.27 last year. This is prior to the 12 cent gain on the sale of ACC shares with Toshiba.

In guidance for 2001, we are looking at sales of approximately 10.5 million units, which CDMA will be 85%. Please keep in mind we are not looking at large analog sales to increase on a year over year basis on digital would be in the range of 45 to 49 percent. We're looking at accessories and activations in the wireless group to range between $40 and $50 million. Electronics will participate a growth rate of 5%, which includes our Venezuela and Malaysia operations.

We see improvements for the GP in the wireless group during the fiscal year 2001 in the range of 7.2 to 7.4% GP. And AEC between 21% and 22%. For model purposes, overhead will track pretty much to what it is now with increases in selling expenses due to commissions on additional sales. Overhead counts have been reduced from the beginning of last year as we automate more facilities. And all increases that you will see in the overhead will be based on those related to sales such as commissions and some warehousing expenses. AR and inventory turns will be the same rate it was this year, slight improvement.

Our capex, if you look at our capex, it would be between $3 and $4 million. Fully diluted share count for planning purposes is 22, 480,000. And tax rate for planning purposes is approximately 38%. Our quarter revenue breakout will track historical patterns as we have noted in the 10Q. We have plenty of liquidity in the company.

Our bank lines at this point, we have no borrowings on them. And as I mentioned previously, our turnovers are improving. We estimate the turnovers will improve for this quarter. Of course all references to estimated fourth quarter fiscal 2001 numbers and our 2000 guidance is subject to the Safe Harbor for this year, actually completing the quarter and also for our final fiscal audit. I'd like to now turn the presentation over to Philip.

Philip Christopher: Thank you Mike. Ladies and gentlemen, as you heard from John and Mike, this is the greatest year in our history of Audiovox. We are experiencing the greatest growth in terms of sales, in terms of profits, and in terms of unit sales. It is indeed unfortunate that we have to have this conference call. But this is part of the business and what we have to discuss today. In view of the fact that Mike and John have already alluded to the numbers, let me just review with you the overall situation.


                                    Exhibit 2

First of all, Audiovox Communications for the first time is recognized as one of the top three suppliers in not only North America, but in South America as well. We also recognize as being the top supplier of the largest single carrier in the world, which is Verizon with 25 million subscribers. We're also recognized as being the even number one or number two CDMA supplier utilizing the latest wild(?) com chip sets and having the state of the art CDMA products for North and South America. The problems that we face obviously in GSM and TDMA, as John mentioned, we expected our manufacturers to deliver the products. They have via component shortages.

As I explained many times before, in the CDMA technology, we have companies like Toshiba, which is our partner, was able and has the ability to get the components and makes most of the components by themselves. And as a secondary supplier we have Hyundai of Korea, which is one of the largest CDMA suppliers in the world. So we have two leading manufacturers that are our partners and have been able to keep the flow of product coming in and not really be affected by the shortages.

In the GSM and TDMA, because our manufacturers are fairly new to the wireless industry, companies like Asa Communications and Jimishi of Taiwan, although they are very large and they have been previously very successful in the computer and PDA industry, because of their first entry into these GSM business, they did have difficulty and experience difficulties in getting components. This affected our sales and instead of selling one million GSM phones by the end of the year, we will sell approximately 300,000 GSM phones. And the same holds true for TDMA.

In regards to the analog, this is somewhat of a blessing. The whole world is turning to digital. Wireless digital technologies are GSM, CDMA, and TDMA. ACC is now the leader in CDMA. And our vision is to become a leader in the TDMA and GSM technology as well. And we will achieve that as the time goes by. But there is no question that our strategy and our foundation will continue to be the CDMA technology.

There are only three companies in North America that still handle analog phones. It is ACC, Motorola and Nokia. Motorola and Nokia already made such exits out of the analog. And they have announced that they will be closing out their analog inventory. In a similar fashion, we expect by the end of the year to have approximately half a million analog phones. And we expect to be closing those analog phones very, very quickly and to be out of that business. There is no question in my mind that analog will still be around for the next two years. However, the risk of being in the analog business is too high. And as we've explained many times, in the analog business, any carrier can use those phones.

In the digital business, every carrier has specific product with unique, specific features. That's what makes the digital phones presold. We had described to you in the past that in the digital technology, we could never run the risk of a markdown or writedown because 75% of the products coming in are presold to either Verizon, Nortel, United States Cellular or specific PCS, CDMA, TDMA or GSM carriers. By having the digital technology takes that inventory risk away.

So for the last time I guess, the analog forms will be going away. And we will be concentrating on

                                    Exhibit 2
the digital technology and positioned as number one in CDMA and growing in TDMA and GSM. Our suppliers are in a very strong position. We have new alliances and secondary suppliers that have been recently established. Alliances with companies like Extend Telecom in Korea, Nixxo, which you may have seen the press release and we will be introducing an entry three phone to the market. We have a new CDMA phone that will be coming out, very small.

And they will be introduced in the first quarter. I have every confidence that after finishing this record year, where the sales of our units have grown from
6.2 million to close to 9. Where our sales and revenues have gone from 917 million to approximately $1.4 billion. Where our overhead is steady. We're able to continue to grow, that our horizon for next year is brighter than ever before. The convergence of technology is pretty much in a position of entering into new products like PDAs. And we are positioned today, ACC, to be one of the leading wireless suppliers in North and South America and expanding into other international markets. That's basically where we stand. I'm ready to answer any of your questions.

John: Phillip, thank you very much. We're going to open up the call for questions momentarily. But just before we do that I would like to add a few points on our electronics division's progress. We have significantly enhanced our product offerings and have several new consumer and mobile electronics products scheduled for introduction during the holiday season, including mobile video units designed for mass merchandisers, portable DVDs and DVDs for the car, new versions of our FRS line, among others. And we expect to announce a low EM contract shortly.

We are confident in our ability to meet the revised financial projections and expect to give additional guidance on our outlook for fiscal 2001 when we will again report to you the fourth quarter results on January 17th. At this time, we will open up the call for questions. Operator, please go ahead.

Operator: Thank you. Ladies and gentlemen, if you wish to ask a question, please depress the one on your touch tone phone. You will hear a tone indicating that you've been placed in queue. And you may remove yourself from queue at any time by depressing the pound key. If you are using a speakerphone, please pick up your handset before pressing the numbers. One moment please for our first question. Our first question comes from the line of Donald Neuman. Go ahead sir. Your line is open.

     Donald Newman: Good afternoon John and Mike and Phil. Excuse my voice. I'm getting over a heavy, heavy cold here. The first question is, in your projections and for net income, you're not including comprehensive income are you Mike?

Mike: That is correct. You will see next fiscal year that administrative operating income Donald.

Donald: Okay. The second thing for Phil. What do you expect your, and I can probably figure it out by myself, but what is your ASP projections for Q4?

Mike: Donald, we will be running about, anywhere between 152 and 155.

                                    Exhibit 2

Donald: Almost similar to Q3.

Mike: Right.

Donald: And can we have a breakdown on what you expect for 2001 in the way of cellular phones? How much will be CDMA? How much GSM? How much TDMA?

Philip: I think that Mike reported in his opening remarks Donald that he expects
10.5 million with 85% of the CDMA and balance in GSM and TDMA.

Donald: Right. Okay.

John: Together with some small relevance of analog phones.

Philip: We'll have about 500,000 analog phones.

Donald: Excuse me?

     Philip: And approximately 500,000 analog phones, which will be the remaining inventory that we expect to sell.

     Donald: But they will be sold at far lower prices, as far as sale prices, won't they?

Philip: They will be sold very quickly.  Let's put it that way.

Donald: Right. How much of your cellular sales go to, or how much does Vorizon take of your business? Are they a 55% customer of yours?

Philip: They are approximately 50%.  That's correct.

Donald: All cellular sales are, okay. Right. And lastly, I think you announced at some point about doing a buy back. Your stock is at least $2 below your book value per share, which would be an extraordinary good price I think to buy the stock. When can we expect to see some sort of announcement?

John: Donald, as you probably already know, our Board of Directors last year approved a buyback up to one million shares. We're watching the situation very carefully. And we'll certainly take advantage of any course of developments that allows us to buy stock below book value.

Donald: Well, you may be there right now John. One last question. I don't want to monopolize it. But Phil, what do you see the overall environment for cellular for next year?


                                    Exhibit 2

Philip: Well, if you look at the reports, the growth is less than expected, but it is still a booming industry. As you know, we just surpassed 100 million subscribers in North America, where approximately 110 million subscribers that are expecting next year to add 30 or 40 million in North America. All over the world they're expecting to grow in the next two years to 700 million subscribers. So the environment is one of growth in all technologies.

And the change is of course between the GTRS and 1XRTT will give a new momentum to the industry, similar to what has happened in the past when we switched from analog to digital. So as the networks become faster, the products will become more appealing, the web browser is going to become something that is going to become part of the form. GPS will be part of the form. It will be an exciting year for sure. 1XRTT will be deployed beginning June of next year. So you will be seeing forms, order forms with UP4.1 web browser and of course GPS.

Donald: Thank you very much.

John: Thank you Donald.

Operator: And our next question comes from the line of Frank Rizzo with GKN Securities. Please go ahead sir.

Frank Rizzo: Hi, I just wanted to restate something that the last caller said. He was talking to John. And he did mention something about a share buyback program. And you did mention that you're monitoring the situation right now. Now being that you just announced that next year's aren't coming in over $2 billion like expected, but only at 1.8 to possibly 1.9, are you saying you wouldn't buy back your stock right now?

Mike: Frank, this is Mike Stoehr speaking. At this point, on this conversation, there is a lot of concern. On earnings and stuff, we can't comment on that, on the stock buyback. As John mentioned, we are aware of the book value and the difference between book and what the stock is trading right now.

Frank: Because his response was that he is monitoring the situation.

Mike: Polite way of saying no comment at this time.

Frank: Now I know that it was mentioned, and I'm sorry, I'm not sure I've got the names correct. But Patrick or Philip said that the future never looked brighter. Then what could you attest to the fact that sales growth is basically nil for next year? I mean, why are we looking at no sales growth next year?

Mike: Because, Frank, you may have missed what I said. The 10.5 million units is all composed of digital. They are replacing the two million analog units that we will not sell next year, plus some. So what you are really looking at is between a 45 to 49 percent growth in digital product.

                                                     Exhibit 2

Frank: Okay, what about some of the other line of products that you guys do sell as well? That's just, I guess taking care of the cellular phone division. What about the other line of products that you sell, the other consumer products you sell?

Mike: We had looked at, at this point, a conservative estimate for that group is 5%. Say anywhere between 5 and 9 percent. And they have done that religiously for the last couple years.

Frank: Okay. And I realize you are taking an inventory cost reduction as well. I thought part of the reason why you worked on such a low gross profit margin was because most of the inventory cost, or you are building to order on most

John: That is correct Frank. But I want to remind you that as Philip described, that these specifications do not apply to analog phones. Analog phones would be built in. They were sold to anybody and everybody. The customization of the product, and developing specific product for a carrier or a customer is in the digital mode. Unfortunately, the analog phone could not be presold on that basis.

Frank: All right.  Very well.  Thank you very much.

John: Your points about the stock buyback are well noted.  I'm not ignoring you.

Frank: Okay.  Best of luck then.  Thank you very much.

Operator: And our next question comes from the line of Nelson Olgas with Winfield Capital. Please go ahead sir.

Nelson Olgas: Yes, hi there. Just a point of information. Do you have any stock left to buy on the original authorization?

John: Yes. We have an authorization of one million shares. And we can buy back stock in its entirety.

Nelson: How much have you used according to what's been reported?

Mike: This is Mike Stoehr speaking. We replenished. We originally had a share buyback, I think it was about three years ago, that we bought 626,000 shares. Then we rebooted that buyback so the authorization is approximately one million open to buy.

Nelson: So you don't have to announce that? That's preannounced. So you can go ahead and buy, right?

John: That is exactly correct.

                                    Exhibit 2

Nelson: Well, a little editorial. You are trading at 11 in the after market. And it would be very hard, I think, for you recover in terms of your credibility without executing this share buyback in my opinion at these prices. It's certainly; it's hard to find a better investment, unless the company is less than it appears to be. And the way that you could show it would be to step in. So that's my 10 cents.

John: Thank you.  We do not disagree with your view.

Operator: Ladies and gentlemen, if there are any other questions, just press the one on your touch- tone phone at this time. And we have Mr. Ted Amlin with EW Investments. Please go ahead sir.

Ted Amlin: Good afternoon gentlemen. I might have missed this on the call. But with three weeks left in the year, can you tell us why there is such a wide variance on the fourth quarter projections?

John: The variance in the fourth quarter is due to the executive shortfall in earnings as we were unable to materialize sales of GSM and TDMA phones at the expense we had originally projected.

Mike: Is the question why did we give a range of 44 to 47?

Ted: Well, 485 to 520 on the revenues and

Mike: The company traditionally gives a range and we give estimates.

Ted: Okay. Are you still expecting some to arrive to defer your obligations for the quarter?

Philip: No, our fiscal year ends November 30th. We're still air freighting product that we can get our hands on and delivering it.

Ted:  Okay.

Philip: We expect to be delivering all the products

Ted: Okay.  And any comments you can make regarding Verizon for 2001?

Philip: Well, as I mentioned before. We are the largest supplier of Verizon. Verizon relies on Audiovox for all of its products. We have joint engineer meetings. Just to give you a concept of contract that we had for one million. That contract was signed in March and that was for CDMA 9000 Tri Mode, which became the best selling phone in the market. And you may have seen being advertised in a campaign all over the United States.

From March until October 31st, we delivered 1.5 million. We will deliver another 300,000 in November. So by the end of our fiscal year, which is only 8 months from the date of the contract, we will be over 2 million phones. So we will be, that type of arrangement with Verizon is now being

                                    Exhibit 2
made with other products that we will be delivering, new trimode products that will be introduced during the first quarter, including new PCS, MP3 phones and other products that we will be selling to Verizon.

Ted: Okay.  And is the 9001 still on time?

Philip: The 9100 will be introduced in January.  Still on time.

Ted: Okay.  I'm looking forward to it myself.

John: Me too.

Ted: Thank you gentlemen.

John: Thank you.
Operator: And we have a question from the line of Michael Coleman with Morgan Keegan. Please go ahead sir.

Michael Keegan: Yes, good afternoon. Just want to get some clarification. The 44 to 47 cent range. Is that an operating number or does it include the gain on sales investments?

Mike: That's the full earnings per share with the tax Mike.

Michael: Okay, thank you.

Operator: And we have a question from the line of Frank Skarso with Salomon Gray Financial. Please go ahead.

Frank: Hi. This question is from John Shalam. I know you guys were talking about initiating a buyback for company stock. But I noticed back in February of this year, you sold close to $15 million worth of the stock personally. I was wondering if you had any intentions of buying back some of the stock?

John: You mean on a personal basis?

Frank: On a personal basis.

John: I don't think so Frank.

Frank: Any reason why? I mean, you probably know this company better than anybody else.

John: Yes, but I know the company very well and I have the utmost confidence in the future of this

                                    Exhibit 2
corporation. But I want to remind you, that I own an additional 4 million shares. Okay? Notwithstanding the fact that I sold a little over a million shares back in early March. I still have another 4 million behind it. And I think that's just a good diversification move to just put some of your eggs in different baskets.

Frank: Thank you for your time.

John: Okay.

Operator: Ladies and gentlemen, if there are any additional questions, please press the one on your touch-tone phone at this time. And we have a question from the line of Donald Newman with Ladenberg Thalman. Please go ahead.

Donald Newman: Mike, I didn't hear your answer completely. In regards to the question from Morgan Keegan. The 44 to 47 cents range for Q4 ending in three weeks. That is operating income or is that going to include comprehensive income as well?

Mike: Donald, that's everything.

Donald: So what would it be without comprehensive income?

Mike: We have no transactions, security transactions in our quarter.

Donald: Right.

Mike: Probably about 42 cents to 45 cents.

Donald: 42 to 45, is that right?

John: That's just an estimate though.

Donald: I understand that.

John: We'll refine it further and revise this with you tomorrow, just to make sure we have the right numbers.

Donald: All right.  Because I'm at 40 I think, excluding comprehensive.

Mike: Right, between 40 and 45.

Donald: All right. We'll talk about this tomorrow then before I put out a new model. Thank you.

John: All right.

                                    Exhibit 2

Operator: And gentlemen, there are no further questions at this time. Please continue.

John: Well, I would just like to make a few concluding remarks, if I may. Not withstanding the negative tone of this announcement today, and the fact that we're announcing that we're not going to make the original estimate and we're marking down some analog inventory, we are enjoying very, very strong demand, particularly for our CDMA digital phones. As Philip mentioned, we're sell every single piece we can get. Our factories are working overtime. And we will be shipping and delivering orders until the very last minute of our fiscal year on November 30th.

And we feel very confident about our outlook we're enjoying. Without question, the best year of this corporation since I started it in 1965. And we're proud of its accomplishment and we're confident that we will continue to see the gains and improvements as we go forward. I want to thank all of you for participating in this call today. We, as always appreciate your support. Thank you.

Operator: Ladies and gentlemen, this conference will be available for replay after 7:00 PM today until November 15th at midnight. You may access the AT&T Executive Playback service at any time by dialing 1-800-475-6701 and entering
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Those numbers again are 1-800-475-6701 and international  participants  320-365-
3844. Access code 548891. That does conclude our conference for today. Thank you
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                                    Exhibit 2